Pre-Qualification Solicitation of Interest (Rule 255) Disclaimer:

NeurMedix, Inc., is "*testing the waters*" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "**Commission**") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.

NeurMedix INC.

Marketing Rollout Deck

Table of Contents

Marketing Summary

Demo

Avid watchers of programming such as CNBC and Fox Business News and publications like The Wall Street Journal, Bloomberg, Investor's Business Daily, Barron's, Fortune Magazine, Forbes Magazine, Kiplinger's Magazine, Morning Star Publications, Money Magazine and Financial Newsletters including those published by Agora, Money Map Press, Porter Stansberry, Sovereign Society, InvestorPlace, Value Line, Zacks, Motley Fool, and other financial advisories.

PR Demo

The Finance Email Alerts List & Related Publications is one of the most powerful opt-in lists for consumers seeking information on stocks, bonds, personal finance, and investments.
List & placement is highly responsive to stock investor relation offers, mutual fund, financial advisory, ETFs, REITs, options, hedge funds as well as health, charitable and lifestyle offers.

Key Demographics:

- 60% male, 40% female
- 65% 45 years or older
- 63% responds to Money news advertisements
- 84% homeowners
- 26% own a small business
- 75% investors who invest in stocks, bonds, ETFS, mutual funds
- 21% invest in gold and precious metals
- 86% donated to charitable and political causes
- 30% spent more than $1000 online in past 12 months
- 17% net worth $1 million plus

Press Release Example Sources

- http://globenewswire.com
- http://www.businessinsider.com
- http://ir.cssentertainment.com
- http://deadline.com
- http://thestreet.com
- http://forbes.com
- http://ww.2.cfo.com
- http://seekingalpha.com
- http://deadline.com
- http://cnbc.com
- http://bezinga.com
- http://heavy.com/investing
- http://reuters.com
- http://law360.com
- http://lexisnexis.com
- http://prweb.com

NeurMedix "What if" 60 Sec Storyboard


SCENE 1


SCENE 2
PARKINSON'S


SCENE 3
MIGRAINES


SCENE 4
HELP THOSE WITH
A LIFE OF SUFFERING


BECOME PART
OF THE SOLUTION


SCENE 6
NeurMedix
IPO INVESTMENT: DEVELOPING MEDICINES TO TREAT
ALZHEIMER'S - MIGRAINES - PARKINSON'S

60 Second Transcription

Video	Audio
Woman	I have Alzheimer's (Dramatization)
Man	I have Parkinson's Disease (Dramatization)
Parkinsons	(VO) And many people are affected by Migraines.
FOUR PEOPLE, Text: Migraines	(VO) A life of suffering is no life at all. (VO) What if there is a way to change everything?
NeurMedix Logo. Team of three doctors. "Become Part Of The Solution." Woman in lab working.	(VO) Introducing NeurMedix, a biotech company! (VO) Developing therapeutic products for the treatment of neurological diseases. (VO) Scientific publications indicate that Neuro-Inflammation causes insulin resistance in the brain, which is the root cause of Alzheimer's Disease. Source Material US National Institutes of Health Search PMCID: PMC4465775 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4465775/ (VO) It is scientifically accepted that Neuro-Inflammation causes neurodegeneration in Alzheimer's, Parkinson's and Migraines. Source Material: International Journal of Alzheimer's Disease Article ID 515248 https://www.hindawi.com/journals/bmri/2014/648740/
Man 2 Older Woman Middle Aged Woman Woman 2	(VO) Call the number on your screen for more information.

60 Sec Disclaimer

Pre-Qualification Solicitation of Interest (Rule 255) Disclaimer:

NeurMedix, Inc., is "*testing the waters*" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "**Commission**") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.

Forward-Looking Statement Disclaimer:

This video may contain forward-looking statements and Information relating to, among other things, the Company, Its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and Information currently available NeurMedix, Inc.'s management. When used In the offering materials, the words "estimate." "project." "belief." "anticipate." "Intend." "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those contained In the forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Paid Advertising

Our product candidates have not yet undergone clinical trials as required by the laws administered by the Food & Drug Administration prior to their being able to be marketed. There is no assurance that any of them will ever be approved to be marketed.

Website Page Diagram



Indication of Interest
NeurMedix, Inc.
NeurMedix
Pre Qualification Solicitation of Interest (Rule 255) Disclaimer Language
NeurMedix, Inc. is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.
Company Vision
Team Members
Introduction
COMPANY DETAILS
Issuer Name: NeurMedix
Location: San Diego, CA
Industry: Pharmaceutical
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FORWARD LOOKING STATEMENT
The road show deck may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company's management. When used in the offering materials, the words "estimate," "project," "belief," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those contained in the forward-looking statements.
17B
It shall be unlawful for any person, by the use of any means or instruments of transportation or communication in interstate commerce or by the use of the mails, to publish, give publicity to, or circulate any notice, circular, advertisement, newspaper, article, letter, investment service, or communication which, though not purporting to offer a security for sale, describes such security for a consideration received or to be received, directly or indirectly, from an issuer, underwriter, or dealer, without fully disclosing the receipt, whether past or prospective, of such consideration and the amount thereof.


NeurMedix, Inc.
NeurMedix, Inc.
NeurMedix
Introduction
Company Vision
Team Members

Pre-Qualification Solicitation of Interest (Rule 255) Disclaimer

NeurMedix, Inc., is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.

NeurMedix INC.

ROADSHOW DECK

REGULATION A+ OFFERING

2018

Forward-Looking Statement Disclaimer:

This video may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to NeurMedix, Inc.'s management. When used in the offering materials, the words "estimate," "project," "belief," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those contained in the forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Pre-Qualification Solicitation of Interest (Rule 255) Disclaimer:

NeurMedix, Inc., is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.

NeurMedix INC.

Limitations of Liability:

This presentation is being issued to an exclusive selection of entities and prospective investors. By accepting this presentation, the recipient agrees to the following: (i) neither they nor their agents, representatives, counselors or employees will copy, reproduce or distribute the presentation to any third party, in whole or in part, at any time, without the prior written consent of NeurMedix, Inc., (ii) they will maintain permanent confidentiality of all information contained in the presentation, ensuring that it is not in the public domain, and maintain permanent confidentiality of all information contained in the presentation, ensuring that it is not in the public domain, and (iii) they will use this presentation exclusively for the purposes of evaluating NeurMedix, Inc.'s business plan.

This encompasses financials as well as the criteria and hypothesis on which they are based upon, along with any details that could affect the execution and implementation of said presentation.

Given the uncertain nature of proposals based upon hypothesized expectations, and leveraging the unpredictable marketplace, NeurMedix, Inc. could produce significant differences between projected results and the actual outcome and is not responsible for any such differences. For more information please see Forward-Looking Statement Disclaimer.

The contents of this document are confidential and should be used exclusively for the purposes described above.

NeurMedix Inc.



INDEX

NeurMedix Inc.

INVESTMENT SUMMARY

NeurMedix, Inc., is a clinical-stage biotechnology company that engages in development of therapeutic products for the treatment of neurological diseases.

The Company seeks to develop first-in-class therapeutic products for neurological diseases, with a strategic focus on disorders with significant unmet medical needs. The Company believes that a focus on disorders with significant unmet medical needs may provide opportunity to expedite Food and Drug Administration ("FDA") approvals and commercialization, minimize capital requirements and optimize shareholder value."

The Company believes that this particular product candidate has applications to treat various diseases. Further studies are contemplated for amyotrophic lateral sclerosis (also known as "ALS" or "Lou Gehrig's Disease"), Huntington's disease, Alzheimer's disease, and encephalitis.

NeurMedix

OFFERING SUMMARY

ISSUER	NEURMEDIX, INC.
SHARESOFFERED	A maximum of 8,333,333 share of our Common Stock (the "Maximum Offering"), at an offering price of $6.000 per share (the "Shares")
PRICE PER SHARE	$6.00
MAXIMUM OFFERING	8,333,333 shares of our Common Stock (the "Maximum Offering"), at an offering price of $6.00 per share for a total gross proceeds of $49,999,998
TICKER	We have applied for listing on the Nasdaq Stock Market. There can be no assurance that listing will be approved or that a trading market will develop.
NUMBER OF SHARES OF COMMON STOCK OUTSTANDING BEFORE THE OFFERING	43,334,000 shares of Common Stock
NUMBER OF SHARES OF COMMON STOCK TO BE OUTSTANDING AFTER THEOFFERING	51,667,333 shares of Common Stock if the Maximum Offering is sold
USE OF PROCEEDS	Our net proceeds (after estimated average selling commissions and estimated Offering expenses) will be used for Clinical Studies, Clinical & Regulatory Support, R & D, SG&A Expenses and Working Capital, Drug Inventory, and Intellectual Property Related Expenses
BROKERDEALER	Westpark Capital, Inc.
TARGET COMPLETION DATE	TBD

NeurMedix


LEADERSHIP



EXECUTIVE OFFICERS

TERREN PEIZER

CHIEF EXECUTIVE OFFICER, TREASURER & SECRETARY

- Founder, Chairman, and CEO of NeurMedix, Inc.
- Founder, Chairman, and CEO of CataSys, Inc., a leading mental and behavioral health management services company.
- Founder, Chairman and CEO of Crede Capital Group, a leading investor in emerging small growth companies having invested in excess of $1.2 billion.
- Founder, Chairman and CEO of Acuitas Group Holdings, LLC a personal holding company that owns the portfolio companies NeurMedix, Inc., CataSys, Inc., and Crede Capital Group.
- Mr. Peizer was also Chairman and largest beneficial owner of Cray, Inc., an industry leading supercomputer company.
- Held senior executive positions with investment banking firms Goldman Sachs, First Boston, and Drexel Burnham Lambert.
- Bachelor of Science in Economics from The Wharton School.

CLARENCE AHLEM

CHIEF OPERATING OFFICER

- 30 years experience in research and drug development
- 15+ years in NE3107 platform development
- 45 Peer-reviewed scientific publications & patents

Prior Professional Experience

- Harbor Therapeutics
- SyStemix/Novartis
- Hybritech

NeurMedix Inc.

EXECUTIVE OFFICERS

ROBERT J. HARIRI, MD, PHD

DIRECTOR & CHAIR MAN OF THE EXECUTIVECOMMITTEE

- 150 issued and pending patents
- Authored over 100 published chapters, articles and abstracts
- Thomas Alva Edison Award recipient in 2007 and 2011
- Fred J. Epstein Lifetime Achievement Award recipient
- Adjunct Associate Professor of Pathology at the Mount Sinai School of Medicine
- Appointed to the New Jersey Commission on Cancer Research by Governor Chris Christie

Prior Professional Experience

- Co-Founder, Vice-Chairman, Human Longevity Inc.
- Founder, Chairman and Chief Executive Officer, Celularity
- Former Chairman, Founder, and Chief Executive Officer, Cellular Therapeutics

CHRIS READING, PHD

CHIEFS CIENTIFIC OFFICER

- 35 years experience in research and drug development
- 15+ years in NE3107 platform development
- 130 Peer-reviewed scientific publications & patents

Prior Professional Experience

- Harbor Therapeutics
- SyStemix/Novartis
- MD Anderson Cancer Center

NeurMedix

DIRECTORS

RICHARD J. BERMAN

DIRECTOR

Mr. Berman was Chairman of National Investment Managers, a company with $12 billion pension administration assets, from 2006-2011. He is a director of four public healthcare companies: Advaxis, Inc., Caladrius Biosciences, Inc. MetaStat Inc (Chairman) and Cryoport Inc. Previously, Mr. Berman was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980's by merging Prestolite, General Battery and Exide and advised on over $4 billion of M&A transactions (completed over 300 deals). He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has US and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

RICHARD A. BERMAN

DIRECTOR

Richard A. Berman currently serves as Chairman of Emblem Health's Quality of Care Committee and a member of its Audit Committee.

Previously, he was a management consultant for McKinsey & Company, Executive Vice President of NYU Medical Center and Professor of Health Care Management at the NYU School of Medicine. He has also held various roles at Korn Ferry International, Howe-Lewis International, The New York Office of Health Systems Management, US Department of Health Education, and Welfare, and as the President of Manhattanville College.

STEVE GORLIN

DIRECTOR

Mr. Gorlin has founded several biotechnology and pharmaceutical companies. He has served for many years on the Business Advisory Council to the Johns Hopkins School of Medicine and on The Johns Hopkins BioMedical Engineering Advisory Board and as well as on the Board of the Andrews Institute. He is presently a member of the Research Institute Advisory Committee (RIAC) of Massachusetts General Hospital.

Mr. Gorlin founded a number of non-medical related companies, including Perma-Fix, Inc., Pretty Good Privacy, Inc., Judicial Correction Services, Inc., and NTC China. He started The Touch Foundation a nonprofit organization for the blind and was a principal financial contributor to the founding of Camp Kudzu for diabetic children. He presently serves as Vice Chairman of NantKwest, Inc., CEO of ViCapsys, Aperisys and serves on the Boards of Medovex, Inc., Catasys, Inc. and NTC China, Inc.

NeurMedix

GROWTH & TARGETING STRATEGY

NeurMedix

INTELLECTUAL PROPERTY

1

NeurMedix owns all patents relating to NE3107composition of matter, use and production

2

Compound and formulations patents issued in US, Europe, and Canada; expiration September 2020 inflammation) issued in US, Europe, Japan, Canada

3

Medical treatment patents (Parkinson's disease, inflammation) issued in the United States, Europe, Japan, Canada, and Australia (expiration April 2027)

4

Solid state form patents issued or allowed in US, Europe, Canada, Australia, South Korea and patent pending in Japan; expiration April 2029 (US expiration April 2030; maximum term extension until April 2034) and large-scale synthesis patents issued or allowed in US, Europe, Japan, Canada and patents pending in Israel and India (expiration June 2029).

NeurMedix INC.

NE3107: TREATMENT OF NEUROINFLAMMATION

RATIONALE

1 Immunomodulatory mechanisms that are attenuated by NE3107 drive pathophysiology in Parkinson's Disease

2 Neurons and astrocytes responding to glutamate, purine receptor, TLR, and RAGE ligands released from stressed, dead and dying cells

SOURCE:
https://jneuroinflammation.biomedcentral.com/articles/10.1186/1742-2094-1-14
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3181926/
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2873093/

MARKET AND OPPORTUNITY

1 Unmet medical need for safe, efficacious interventions to:
- improve motor symptomatic therapies with lower dyskinesia induction liability
- prevent development of dyskinesia
- slow disease progression
- treatment cognitive impairment

2 There are approximately 1 million people with Parkinson's in the U.S. and this does not include those that are undiagnosed.

SOURCE:
http://www.touchneurology.com/articles/progression-parkinson-s-disease-and-unmet-needs-mid-late-stage-patients
http://www.parkinsonassociation.org/facts-about-parkinsons-disease/

NeurMedix



N1307: MIGRAINE PROPHYLAXIS

RATIONALE

1 Migraine is a neuroinflammatory condition

2 Migraine pathophysiology is mediated, in part, by the neuro-active peptide, calcitoningene related peptide (CGRP)

3 CGRP exerts its activity through inflammatory signaling mechanisms that can be diminished by NE3107's activity against ERK hyper activation (p-ERK)

SOURCE:
http://www.neurology.org/content/64/10_suppl_2/59.short
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3134175/
https://www.ncbi.nlm.nih.gov/pubmed/12749828

SOURCE:
http://www.migrainebuddy.com/understanding-migraines-the-gender- divide/
http://www.sciencemag.org/news/2016/01/feature-will- antibodies-finally- put-end- migraines
http://www.fiercebiotech.com/biotech/migraine-drug- market-will- increase-from- 3-3- billion-2011- to-5-8- billion-2021- united-states
http://www.fiercebiotech.com/financials/teva-buys- into-a- blockbuster-migraine- drug-rivalry- 825m- labrys-buyout

MARKET AND OPPORTUNITY

1 Migraine headache is experienced by 17% of women and 6% of men

2 Migraine prevention is the ultimate migraine therapy

3 Large and small pharma are pursing prevention strategies bases on anti-CGRP antibodies, which are high cost, must be injected and achieve about 50% reduction in 50% of the population, leaving a large opportunity for an oral, moderately priced therapy with a safe and unique mechanism of action.

4 Additional opportunity for NE3107 development for acute migraine treatment

5 The Migraine Drug Market will increase to $5.8 Billion in 2021 in the U.S., France, Germany, Italy, Spain, the U.K., and Japan.

NeurMedix

N1307: TREATMENT OF POCD



RATIONALE

1 Post Operative Cognitive Dysfunction (POCD) is a syndrome of durable cognitive impairment commonly observed in the elderly following major surgery

2 POCD is defined by a drop in cognitive performance on a set of neuropsychological tests from before to after surgery

3 POCD is associated with post operative mortality and rapid progression of Alzheimer 's disease

4 Accumulation research indicates POCD is driven by neuroinflammation

5 Major surgery greatly increases systemic and neuroinflammation

6 Few anti-inflammatory agents have an appropriate side effect profile for application of POCD where immunosuppression, drug-drug interactions and potential for anticoagulant activity are critical considerations

MARKET AND OPPORTUNITY

1 POCD is a major unmet medical need; 16+ million people under 60 YOA undergo major surgery each year in the U.S., and up to 40% may be susceptible to POCD

2 There are no approved medications, and existing drugs do not provide significant protection or lack broad applicability, therefore medication to treat POCD may be eligible for accelerated approval

3 APOCD treatment would be initiated prior to surgery and is envisioned to be continued for at least several months, possibly years

SOURCE:
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3959222/
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3959222/
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3959222/
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3959222/
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3959222/
https://www.ncbi.nlm.nih.gov/pubmed/19225398

SOURCE:
http://www.anesthesiaweb.org/dementia.php
https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4206478/

NeurMedix INC.

NE3107: TREATMENT OF HEMATOLOGICAL CANCERS

RATIONALE

1 Inclusion-Body Myositis (IBM) is an inflammatory myopathy with increased activation of inflammatory pathways and scientific literature suggests NE3107's activity to decrease inflammation, production of inflammatory cytokines, and ERK hyperactivation may be useful to decrease growth or metastasis and to increase killing of certain cancers

2 Inflammatory factors have long been known to promote cancer, but anti-inflammatory agents are generally immunosuppressive and decrease important immune responses against cancer cells. NE3107 is not immunosuppressive.

3 The potential for NE3107 anti-cancer activity has the strongest foundation in hematological cancers, where NE3107 may act directly against the cancer cell to decrease uncontrolled growth and promote cancer cell death (apoptosis) as well as decreasing inflammatory cytokine production (growth factors for the cancer) in surrounding cells

MARKET AND OPPORTUNITY

1 Multiple Myeloma is leading choice for POC
  a. Approximately 30,000 new cases in US each year
  b. The position of NE3107 in treatment/relapse sequence has not been established

2 Expansion to other hematological cancers would be expected

3 The global market for cancer hit $100 billion in 2015

SOURCE:
http://www.myositis.org/storage/documents/IBMbrochure1.pdf
https://www.cancer.gov/about-cancer/causes- prevention/risk/chronic-inflammation

SOURCE:
https://www.forbes.com/sites/matthewherper/2015/05/05/cancer-drug-sales-approach-100-billion-and-could- increase-50- by-2018/

NeurMedix



USE OF PROCEEDS

Assuming the sale by us of the Maximum Offering of $49,999,998 and assuming average estimated selling commissions of 5.5% on the sale of all 8,333,333 Shares being offered and other Offering related expenses, including without limitation, advertising and marketing expenses, media expenses, website posting fees, and professional fees, estimated to be as much as $3,000,000, we estimate that our net proceeds will be approximately $44,250,000 which we currently intend to use as set forth below. We expect from time to time to evaluate the acquisition of businesses, intellectual property, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. We will retain broad discretion over the use of these proceeds, if any. The following table represents management's best estimate of the uses of the net proceeds received from the sale of Common Stock assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Stock shares offered for sale in the Companies Offering.

	PERCENTAGE OF OFFERING SOLD			
	100%	75%	50%	25%
CLINICAL STUDIES	$ 34,160,000	$ 25,050,000	$ 15,930,000	$ 6,600,000
CLINICAL & REGULATORY SUPPORT	$ 1,550,000	$ 1,130,000	$ 720,000	$ 310,000
RESEARCH & DEVELOPMENT	$ 1,030,000	$ 750,000	$ 480,000	$ 210,000
SG&A EXPENSES AND WORKING CAPITAL(1)	$ 5,030,000	$ 3,685,000	$ 2,340,000	$ 1,200,000
DRUG INVENTORY	$ 2,260,000	$ 1,660,000	$ 1,055,000	$ 450,000
INTELLECTUAL PROPERTY RELATED EXPENSES	$ 220,000	$ 162,500	$ 100,000	$ 42,500
TOTAL	$ 44,250,000	$ 32,437,500	$ 20,625,000	$ 8,812,500

(1) Includes up to $1,200,000 that will be used to pay annual salaries and related compensation of executive officers and directors of the Company, who will commence full-time employment upon the successful completion of the Companies Offering.

NeurMedix

Forward-Looking Statement Disclaimer:

This video may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to NeurMedix, Inc.'s management. When used in the offering materials, the words "estimate," "project," "belief," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those contained in the forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Pre-Qualification Solicitation of Interest (Rule 255) Disclaimer:

NeurMedix, Inc., is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission.

NeurMedix INC